Exhibit 4.24

Acceptance Letter

We, Beijing Xinyuanfang Human Resource Service Co., Ltd., are a limited liability company established by law. We have completed our registration of establishment on October 21, 2021 and are 100% owned by Beijing New Oriental Xuncheng Network Technology Inc. (“Xuncheng”).

Pursuant to the Exclusive Management Consultancy and Cooperation Agreement (the “Agreement”) entered into by and among Beijing Dexin Dongfang Network Technology Co., Ltd., Xuncheng and its shareholders, and certain other parties on May 10, 2018, we shall join the Agreement pursuant to Section 9.1 of the Agreement as a “newly-added subsidiary of Party B”.

We hereby agree that, upon the effectiveness of this acceptance letter, we shall join the Agreement and assume the rights and obligations as a subsidiary of Xuncheng under the Agreement. This acceptance letter shall become effective on the date of its execution.

Beijing Xinyuanfang Human Resource Service Co., Ltd. (seal)

Legal representative (Signature): /s/ Sun Dongxu

/s/ Seal of Beijing Xinyuanfang Human Resource Service Co., Ltd.

January 12, 2022